Exhibit 10.2

EXECUTION VERSION

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD 1251 Avenue of the Americas New York, NY 10020

May 2, 2015

Patterson Companies, Inc.

1031 Mendota Heights Road

St. Paul, MN 55120

Attention: Ann B. Gugino,

Vice President, Treasurer and

Chief Financial Officer

Project Rams

Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS” and, together with Bank of America, “BAML”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (acting through such branches or affiliates as it deems appropriate to provide the services hereunder, “BTMU” and, together with BAML, the “Commitment Parties”, “we” or “us”) that you (the “Borrower”) intend to acquire (the “Acquisition”) Animal Health International, Inc., a Colorado corporation (the “Acquired Business”) pursuant to the Agreement and Plan of Merger dated as of May 2, 2015 by and among the Borrower, Rams Merger Sub, Inc. (“Merger Sub”), the Acquired Business and Leonard Green & Partners, L.P. (together with all schedules and exhibits thereto, the “Acquisition Agreement”). The Acquisition will be effected through the merger of Merger Sub (a newly created wholly owned subsidiary of the Borrower) with and into the Acquired Business, with the Acquired Business surviving as a wholly-owned subsidiary of the Borrower. The Borrower, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”.

You have also advised us that you intend to finance the Acquisition, the repayment or redemption of substantially all existing indebtedness of (x) the Borrower and its subsidiaries under the Existing Credit Agreement (as defined in the Summary of Terms (as defined below)) and (y) the Acquired Business (the “Refinancing”), the costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): $1,500,000,000 in senior unsecured credit facilities of the Borrower (collectively, the “Facilities”), consisting of (a) term loan A facilities of $1,000,000,000, comprising (x) a term loan A facility of $330,000,000 (the “Term A-1 Facility”) and (y) a term loan A facility of $670,000,000 (the “Term A-2 Facility” and, together with the Term A-1 Facility, the “Term A Facilities”) and (b) a multicurrency revolving credit facility of $500,000,000 (the “Revolving Credit Facility”). The Acquisition, the Refinancing, the entering into and funding of the Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of consummation of the Acquisition is referred to herein as the “Closing Date.”

1. Commitments. In connection with the foregoing, (a) each of Bank of America and BTMU is pleased to advise you of its several commitment to provide 50% of each of the Facilities (in such capacity, the “Initial Lenders”), (b) BTMU is pleased to advise you of its willingness, and you hereby engage BTMU, to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Facilities, all upon and subject to the terms and conditions set forth in this letter, in Annex I hereto (the “Summary of Terms”) and in Annex II hereto (the “Additional Conditions Annex” and, together with this letter and the Summary of Terms, the “Commitment Letter”), (c) Bank of America is pleased to advise you of its willingness, and you hereby engage Bank of America, to act as the sole and exclusive syndication agent (in such capacity, the “Syndication Agent”) for the Facilities and (d) MLPFS and BTMU are pleased to advise you of their willingness, and you hereby engage MLPFS and BTMU, to act as the exclusive joint lead arrangers and joint bookrunning managers (in such capacity, the “Lead Arrangers”) for the Facilities, and in connection therewith to form a syndicate of lenders for the Facilities (collectively, the “Lenders”) in consultation with you. The commitments of the Initial Lenders in respect of the Facilities and the undertakings of the Lead Arrangers to provide the services described herein are subject to the satisfaction of each of the conditions precedent set forth herein and in the Summary of Terms. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms or the Additional Conditions Annex, as applicable.

It is understood and agreed that (x) MLPFS will have “lead left” placement on all marketing materials relating to the Facilities and (y) no other arrangers, bookrunning managers, agents or co-agents will be appointed and no other titles will be awarded to any Lender in connection with the Facilities unless you and we shall so agree.

2. Syndication. The Lead Arrangers intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined). You agree, prior to the earlier of (x) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved and (y) the later of September 30, 2015 and 60 days following the Closing Date (such earlier date, the “Syndication Date”), to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business and its subsidiaries to actively assist, the Lead Arrangers in achieving a syndication of each such Facility that is reasonably satisfactory to the Lead Arrangers. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors to provide, the Lead Arrangers and the Lenders upon reasonable request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to (x) information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf (subject, in customary cases with respect to information prepared by your advisors, to customary non-reliance agreements reasonably acceptable to Lead Arrangers), relating to the Transaction (including the Projections (as hereinafter defined)) and (y) forecasts prepared by management of the Companies, each in form reasonably satisfactory to the Lead Arrangers, of balance sheets, income statements and cash flow statements for each fiscal quarter for the first twelve months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of the Facilities; (b) your assistance with the preparation of an information memorandum with respect to the Facilities in form and substance customary for transactions of this type (an “Information Memorandum”) and other materials to be used in connection with the syndication of each such Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined)), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships and the existing banking relationships of the Acquired Business, (d) your ensuring that none of the Companies shall syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt of the

Companies (other than the Facilities), including any renewals or refinancings of any existing debt, in each case to the extent any such syndication, issuance, announcement or authorization could reasonably be expected to materially impair the syndication of the Facilities, without the prior written consent of the Lead Arrangers and (e) your otherwise assisting the Lead Arrangers in its syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business, available from time to time to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders at times and locations to be mutually acceptable to the Companies and such Lenders.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders; provided that the selection of Lenders and final allocations of commitments among the Lenders shall be subject to your consent, not to be unreasonably withheld. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

3. Information Requirements. You hereby represent, warrant and covenant (with respect to Information relating to the Acquired Business or any of its subsidiaries, to your knowledge) that (a) all information, other than Projections (as defined below), that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or its subsidiaries or any of its or their respective representatives in connection with any aspect of the Transaction (the “Information”) is and will be complete and correct in all material respects, and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading (after giving effect to any supplements thereto from time to time prior to the Closing Date) and (b) all financial projections and other forward looking information concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or its representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions believed by you to be reasonable at the time such Projections are provided to Lead Arrangers (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and actual results may differ from the Projections and such differences may be material). You agree to furnish us with further and supplemental information from time to time until the later of the Closing Date and the Syndication Date so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date and on the Syndication Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on each such date. In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.

You acknowledge that the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system. In connection with the syndication of the Senior Credit Facilities, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing. You agree, however, that the Credit Documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time promptly for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable and documented fees, disbursements and other charges of Davis Polk & Wardwell LLP, as primary counsel to the Lead Arrangers and the Administrative Agent, and of appropriate local counsel and one special regulatory counsel to the Lenders retained by the Lead Arrangers and reasonable and documented due diligence expenses) incurred in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under the Facilities. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of one counsel representing all of the Indemnified Parties (and, in the event of a conflict of interest, one additional counsel to the affected Indemnified Parties, taken as a whole)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any of the other transactions contemplated thereby or (b) the Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s bad faith, gross negligence or willful misconduct, (ii) such Indemnified Party’s material breach of its obligations under this Commitment Letter or (iii) disputes solely among the Indemnified Parties (other than in their capacity as Lead Arranger, Administrative Agent or Syndication Agent) not arising from or in connection with any action or omission of the Company, the Acquired Business or their respective subsidiaries or affiliates. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct.

Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction.

5. Conditions to Financing. The commitments of the Initial Lenders in respect of the Facilities and the undertaking of the Lead Arrangers to provide the services described herein are subject to (x) the satisfaction of each of the conditions set forth or referred to (i) under “Conditions Precedent to Closing” in the Summary of Terms and (ii) in the Additional Conditions Annex and (y) the negotiation, execution and delivery of definitive documentation with respect to each such Facility by each party thereto consistent with this Commitment Letter and the Fee Letter, customary for transactions of such type and otherwise satisfactory to the Lead Arrangers and the Lenders under the Facilities (the “Credit Documentation”).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) the representations made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or any of your affiliates have the right to terminate your or its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined). For purposes hereof, “Specified Representations” means the representations and warranties in the Credit Documentation relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with or consents under laws, charter documents or material agreements (including, for the avoidance of doubt, (x) the Note Purchase Agreement dated as of March 23, 2015 among the Borrower and the other parties thereto (the “2015 Note Purchase Agreement”), (y) the Note Purchase Agreement dated as of December 8, 2011 among the Borrower and the other parties thereto and (z) the Note Purchase Agreement dated as of March 19, 2008 among the Borrower and the other parties thereto (collectively, the “Note Purchase Agreements”)) (in each case, other than consents that have been obtained), solvency, absence of litigation with respect to the Facilities, Federal Reserve margin regulations, the U.S.A. Patriot Act, OFAC, FCPA, the Investment Company Act, accuracy of financial statements and status of the Facilities as senior debt.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof (i) on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based upon the reasonable advice of your legal counsel (in which case you agree to inform the Commitment Parties promptly thereof to the extent not prohibited by law, rule or regulation), may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, that it is understood and agreed that you may disclose this Commitment Letter but not the Fee Letter (a) on a confidential basis to the board of directors and advisors of the Acquired Business in connection with their consideration of the Transaction, and (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges; provided further that you may disclose the aggregate amount of the fees payable under the Fee Letter as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the Facilities. The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow each Commitment Party to identify you in accordance with the U.S.A. Patriot Act. The obligations under this paragraph shall expire on the second anniversary of the date hereof.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by the Commitment Parties, (iv) to the Commitment Parties’ affiliates and their and such affiliates’ respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is or was received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to potential Lenders, participants, assignees or potential counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations under the Facilities, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to Moody’s, S&P and any other rating agency or to market data collectors; provided that such information is limited to Annex I and is supplied only on a confidential basis or (x) with your prior written consent. This paragraph shall terminate on the earlier of (a) execution and delivery of the Credit Documentation and (b) the first anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment

Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

In addition, you acknowledge that MLPFS has been retained by you as your financial advisor (in such capacity, the “Buy-Side Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Buy-Side Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to in this Commitment Letter.

In addition, you acknowledge that each of Bank of America and BTMU currently is acting as a lender under the Existing Credit Agreement, and your and your affiliates’ rights and obligations under any other agreement with any of the Commitment Parties or any of their respective affiliates (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by the Commitment Parties’ performance or lack of performance of services hereunder.

7. Survival of Obligations. The provisions of paragraphs 2, 3, 4, 6 (except as specifically set forth therein) and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of paragraph 2 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Facilities.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that, notwithstanding the foregoing and the governing-law provisions in this Commitment Letter and the Credit Documentation, it is understood and agreed that the interpretation of an “Acquired Business Material Adverse Effect” (as defined in the Additional Conditions Annex) and whether an Acquired Business Material Adverse Effect has occurred shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter or the Fee Letter shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter, the Fee Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. However, please note that the terms and conditions of the commitments of the Initial Lenders and the undertakings of the Lead Arrangers hereunder are not limited to those set forth in this Commitment Letter. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties).

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter, the Fee Letter not later than 5:00 p.m. (New York City time) on May 3, 2015, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) September 2, 2015, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Facilities, (c) the acceptance by the Acquired Business or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business or any such affiliates other than as part of the Transaction, (d) the termination of the Acquisition Agreement and (e) the abandonment of the Acquisition by any of the parties thereto. In consideration of the time and resources that the Commitment Parties will devote to the Facilities, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for the Borrower and its subsidiaries with respect to the matters addressed in this Commitment Letter.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Linda Alto
	Name:	Linda Alto
	Title:	SVP

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ James Dallas
	Name:	James Dallas
	Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Spencer Hughes
	Name:	Spencer Hughes
	Title:	Managing Director

By:	/s/ Timothy Dilworth
	Name:	Timothy Dilworth
	Title:	Managing Director

Signature Page to Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

PATTERSON COMPANIES, INC.

By:	/s/ Scott Anderson
	Name:	Scott Anderson
	Title:	President and Chief Executive Officer

Signature Page to Commitment Letter

ANNEX I

$1,500,000,000 SENIOR UNSECURED CREDIT FACILITIES

SUMMARY OF TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Patterson Companies, Inc. and each of the “Subsidiary Borrowers” under the Existing Credit Agreement (as defined below), on a joint and several basis (collectively, the “Borrower”).

Guarantors:	The Acquired Business and its material domestic subsidiaries.

Administrative Agent:	The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”) will act as the sole and exclusive administrative agent for the Lenders (the “Administrative Agent”).

Syndication Agent:	Bank of America, N.A. (“Bank of America”) will act as the sole and exclusive syndication agent for the Facilities.

Joint Lead Arrangers and Joint Bookrunning Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) (or any of its affiliates) and BTMU will act as the exclusive joint lead arrangers and joint bookrunning managers for the Facilities (the “Lead Arrangers”).

Lenders:	Banks, financial institutions and institutional lenders selected by the Lead Arrangers in consultation with the Borrower.

Facilities:	An aggregate principal amount of up to $1,500,000,000 will be available through the following facilities:

Term A-1 Facility: a $330,000,000 senior unsecured term loan facility available in dollars, all of which will be drawn on the Closing Date (the “Term A-1 Facility”).

Term A-2 Facility: a $670,000,000 senior unsecured term loan facility available in dollars, all of which will be drawn on the Closing Date (the “Term A-2 Facility” and, together with the Term A-1 Facility, the “Term A Facilities”).

Multicurrency Revolving Credit Facility: a $500,000,000 senior unsecured revolving credit facility (the “Revolving Credit Facility”), available from time to time on or after the Closing Date until the fifth anniversary of the Closing Date in dollars or other Agreed Currencies (as defined in the Existing Credit Agreement), and to include a sublimit in an amount to be agreed for the issuance of standby and commercial letters of credit (each, a “Letter of Credit”) and a sublimit in an amount

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to be agreed for swingline loans (each, a “Swingline Loan”). Letters of Credit will be initially issued by BTMU (or such other consenting Lender as may be appointed by the Administrative Agent) (in such capacity, the “Issuing Bank”), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. Borrowings under the Revolving Credit Facility on the Closing Date will be limited to not more than (x) $100 million to finance the Acquisition and the Refinancing and (y) an additional amount to be agreed for working capital and other general corporate purposes. In addition, Letters of Credit may be issued on the Closing Date in order to backstop, roll over or replace letters of credit outstanding under the Credit Agreement dated as of December 1, 2011 (as amended prior to the Closing Date, “Existing Credit Agreement”), among the Borrower, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

Swingline Option:	BTMU (or such other consenting Lender as may be appointed by the Administrative Agent), in its capacity as the swingline lender (in such capacity, the “Swingline Lender”), shall make Swingline Loans available on a same day basis. The Borrower must repay each Swingline Loan upon demand of the Swingline Lender (and in any event on the fifth anniversary of the Closing Date).

Purpose:	The proceeds of the borrowings under the Facilities on the Closing Date, together with cash on the balance sheet of the Borrower and the Acquired Business, shall be used (i) to finance the Acquisition and the Refinancing and (ii) to pay fees and expenses incurred in connection with the Transaction. The proceeds of the Revolving Credit Facility shall be used to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Interest Rates:	The interest rates per annum (calculated on a 360-day basis) applicable to the Facilities will be, at the option of the Borrower, (i) LIBOR for the applicable currency plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The “Applicable Margin” means (a) until financial statements for the first full fiscal quarter after the Closing Date are delivered, 2.00% per annum, in the case of LIBOR advances, and 1.00% per annum, in the case of Base Rate advances, and (b) thereafter, a percentage per annum to be determined in accordance with a total net leverage-based pricing grid to be agreed.

Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Revolving Credit Facility.

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all relevant Lenders, twelve months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

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“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type; provided that (x) the Base Rate will be deemed to be not less than 100 basis points higher than one-month LIBOR with respect to dollars and (y) LIBOR shall be determined with respect to the applicable currency and shall in no event be less than zero.

Default interest shall accrue at a rate of 2.00% in excess of the otherwise applicable rate, in a manner consistent with the Existing Credit Agreement.

Unused Commitment Fee:	Commencing on the Closing Date, a commitment fee of 0.325% per annum (calculated on a 360-day basis) shall be payable on the actual daily unused portions of the Revolving Credit Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments under the Revolving Credit Facility; provided that following the delivery of financial statements for the first full fiscal quarter following the Closing Date, the unused commitment fee shall accrue at a rate determined in accordance with a total net leverage-based pricing grid to be agreed. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Letter of Credit Fees:	Letter of Credit fees equal to the Applicable Margin from time to time on LIBOR advances under the Revolving Credit Facility on a per annum basis will be payable quarterly in arrears and shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee of 0.125% will be payable to the Issuing Bank for its own account, as well as customary issuance and documentary fees. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Maturity:	Five years after the Closing Date.

Incremental Facilities:	The Credit Documentation will permit the Borrower to add one or more incremental term loan facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facilities, the “Incremental Facilities”) in an aggregate amount of up to $150,000,000, in the case of any Incremental Term Facilities, on terms and conditions (including, without limitation, pricing, amortization, prepayment and related interest rate hedging) reasonably acceptable to the Administrative Agent. Any Incremental Facilities shall be subject to additional limitations consistent with those set forth in the Existing Credit Agreement.

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Scheduled Amortization:	Term A Facilities: Subject to quarterly amortization of principal in annual amounts as follows: (i) 5.0% of the original aggregate principal amount of each Term A Facility in each of the first two years following the Closing Date, (ii) 7.5% of the original aggregate principal amount of each Term A Facility in the third year following the Closing Date and (iii) 10.0% of the original aggregate principal amount of each Term A Facility in each of the final two years of each Term A Facility, with the balance payable at final maturity of each Term A Facility.

Revolving Credit Facility: None.

Mandatory Prepayments and Commitment Reductions:	Term A Facilities: Loans outstanding under the Term A Facilities shall be mandatorily prepaid with the net proceeds of asset dispositions in a manner consistent with the relevant provisions of the Note Purchase Agreements (including the ratable sharing of such proceeds with other senior debt), subject in each case to reinvestment rights consistent with the Note Purchase Agreements and the rights of Lenders to decline such prepayments.

In addition, loans outstanding under the Term A-2 Facility shall be mandatorily prepaid with 100% of the net cash proceeds received by the Borrower or any of its subsidiaries from the disposition previously identified to the Lead Arrangers as “Project Maui” (the “Project Maui Divestiture”) (for the avoidance of doubt, without any reinvestment rights).

The commitments in respect of the Term A-2 Facility shall be automatically reduced dollar-for-dollar in the amount of any net cash proceeds from the Project Maui Divestiture received by the Borrower or any of its subsidiaries prior to the Closing Date.

Revolving Credit Facility: None (other than to the extent exposure exceeds outstandings).

Optional Prepayments and Commitment Reductions:	Substantially the same as in the Existing Credit Agreement. Loans outstanding under the Term A Facilities will be prepayable at any time without any premium or penalty, other than reimbursement for breakage costs.

Security:	Unsecured.

Conditions Precedent to Closing:	Limited to those conditions specified in (a) paragraph 5 of the Commitment Letter, (b) “Conditions Precedent to Each Borrowing Under the Facilities” below and (c) the Additional Conditions Annex.

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Conditions Precedent to Each Borrowing Under the Facilities:	Each borrowing or issuance or renewal of a Letter of Credit under the Facilities will be subject to satisfaction of the following conditions precedent: (i) delivery of prior written notice of borrowing, (ii) all of the representations and warranties in the Credit Documentation shall be true and correct as of the date of such extension of credit, except to the extent relating solely to an earlier date (in which case such representation or warranty shall be true and correct as of such earlier date) and (iii) with respect to extensions of credit after the Closing Date, (x) no default or event of default under the Credit Documentation shall have occurred and be continuing or would result from such extension of credit and (y) all legal matters incident to the making of such extension of credit shall be satisfactory to the Lenders and their counsel; provided that with respect to the extensions of credit on the Closing Date, clause (ii) above shall be subject to the limitations in paragraph 5 of the Commitment Letter.

Representations and Warranties:	To be based on those in the Existing Credit Agreement and including the following: (i) existence and standing; (ii) authorization and validity; (iii) non-contravention and government consent; (iv) binding effect; (v) financial statements; (vi) no material adverse change; (vii) taxes; (viii) litigation and contingent obligations; (ix) subsidiaries; (x) ERISA compliance; (xi) accuracy of information; (xii) Regulation U; (xiii) OFAC and FCPA; (xiv) material agreements; (xv) compliance with laws; (xvi) ownership of properties; (xvii) environmental matters; (xviii) Investment Company Act; (xix) insurance; (xx) solvency; (xxi) no default or unmatured default; (xxii) reportable transaction; and (xxiii) post-retirement benefits; in each of the foregoing cases, with such exceptions and thresholds as may be agreed upon in the Credit Documentation.

Covenants:	To be based on those in the Existing Credit Agreement and including the following:

(a) Affirmative Covenants: (i) financial reporting and certificates; (ii) use of proceeds; (iii) notices; (iv) payment of obligations; (v) conduct of business; (vi) taxes; (vii) insurance; (viii) compliance with laws; (ix) maintenance of properties; (x) books and records; (xi) inspection rights; (xii) approvals and authorizations and (xiii) joinder of subsidiaries as guarantors.

(b) Negative Covenants: Restrictions on (i) dividends; (ii) mergers and consolidations; (iii) sales of assets (provided that the asset-sale covenant shall include the same restrictions on dispositions pursuant to receivables purchase facilities as in the Existing Credit Agreement); (iv) investments and acquisitions; (v) indebtedness; (vi) liens; (vii) fundamental changes; (viii) transactions with affiliates; (ix) financial contracts;

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.	(x) subsidiary covenants; (xi) contingent obligations; (xii) foreign subsidiary investments; (xiii) amendments or prepayments of subordinated indebtedness; (xiv) sales of accounts; and (xv) OFAC and FCPA; in each of the foregoing cases, with such exceptions and thresholds as may be agreed upon in the Credit Documentation.

(c) Financial Covenants: To include the following (each measured quarterly):

(i) Maintenance of a minimum Consolidated Adjusted EBITDA to Consolidated Interest Expense Ratio of 3.00 to 1.00; and

(ii) Maintenance of a maximum Debt to Adjusted EBITDA Ratio of (x) for each of the first four consecutive fiscal quarters following the Closing Date, 4.00 to 1.00 and (y) thereafter, 3.50 to 1.00; provided that in the case of any “Qualified Acquisition” (such term to be defined substantially the same as in the 2015 Note Purchase Agreement), upon notice thereof by the Borrower to the Lenders, each of the preceding levels shall be increased by 0.50 to 1.00 for each of the four consecutive fiscal quarters following such Qualified Acquisition (the “Maximum Leverage Ratio Step-Up Provision”).

The terms “Consolidated Adjusted EBITDA to Consolidated Interest Expense Ratio” and “Debt to Adjusted EBITDA Ratio” above, and the component definitions therein, shall be defined substantially the same as in the Note Purchase Agreements.

Events of Default:	To be based on those in the Existing Credit Agreement and including the following: (i) any representation or warranty proving to have been false when made or deemed made; (ii) nonpayment of principal, interest, fees or other amounts; (iii) failure to perform or observe covenants set forth in the Credit Documentation; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults; (vi) material condemnation or appropriation; (vii) monetary judgment defaults in an amount to be agreed and material non-monetary judgment defaults; (viii) ERISA defaults; (ix) nonpayment of rate management obligations in an amount to be agreed; (x) Change of Control (to be defined in the Credit Documentation); (xi) environmental defaults; (xii) actual or asserted impairment of Credit Documentation; and (xiii) cross-defaults to off-balance sheet liabilities in an amount to be agreed.

Assignments and Participations:	Each Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by (x) the Administrative Agent (y), so long as no default or event of default has occurred and is continuing, the Borrower, and (z) with respect to

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commitments under the Revolving Credit Facility, the Swingline Lender and the Issuing Bank; provided, however, that (i) no approval of the Borrower shall be required in connection with assignments to other Lenders or any of their affiliates or approved funds and (ii) the Borrower shall be deemed to have given consent to an assignment if it shall have failed to respond to a written notice thereof within 5 business days. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. No assignments or participations may be made to the Borrower or any of its subsidiaries.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate advances and commitments under the Facilities (the “Required Lenders”), except that (a) the consent of each Lender directly and adversely affected thereby will also be required with respect to, among other things, (i) increases in commitment amount of such Lender, (ii) reductions of principal, interest, or fees payable to such Lender, (iii) extensions of scheduled maturities or times for payment of amounts payable to such Lender and (iv) changes that impose any restriction on the ability of such Lender to assign any of its rights or obligations and (b) the consent of each Lender will also be required with respect to, among other things, (i) changes in the definition of Required Lenders and (ii) the release of any Borrower or guarantor.

Defaulting Lenders:	Customary for facilities of this type.

Indemnification and Expenses:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arrangers, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Facilities, any other aspect of the Transaction, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities.

The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arrangers, regardless of whether or not the Facilities are closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documentation.

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Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Governing Law:	New York.

Counsel to the Administrative Agent:	Davis Polk & Wardwell LLP

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ANNEX II

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

The initial extensions of credit under the Facilities will be subject to satisfaction of the following conditions precedent:

(i) The Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision thereof waived or any consent granted thereunder (including any change in the purchase price) in any manner that is materially adverse to the interests of the Initial Lenders or the Lead Arrangers without the prior written consent of the Lead Arrangers (it being understood that any reduction of the purchase price in respect of the Acquisition that (x) does not exceed 10% in the aggregate and (y) is applied on a pro rata basis to reduce (A) the Term A-1 Facility and (B) the amount available to be drawn under the Revolving Credit Facility on the Closing Date to finance the Acquisition and the Refinancing shall be deemed to be not materially adverse to the Lenders and the Lead Arrangers). The Acquisition shall have been, or shall concurrently with the funding of the Facilities be, consummated in accordance with the terms of the Acquisition Agreement and in compliance with applicable law and regulatory approvals. The Acquisition Agreement Representations shall be true and correct in all material respects.

(ii) Since March 31, 2015 until the date hereof, and since March 31, 2015 until the Closing Date, there shall not have occurred an Acquired Business Material Adverse Effect (as defined below). For purposes hereof, “Acquired Business Material Adverse Effect” means any change, effect, event or occurrence that individually or in the aggregate with other events, effects, circumstances, matters, occurrences or developments has had, or could reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Acquired Business and its subsidiaries, taken as a whole, or the Acquired Business’s ability to consummate the transactions contemplated by the Acquisition Agreement; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining, whether there has been or will be, an “Acquired Business Material Adverse Effect”: (a) any change in applicable laws or generally accepted accounting principles in the United States or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity or market conditions generally, (c) the announcement or the execution of the Acquisition Agreement, the pendency or consummation of the Acquisition or the performance of the Acquisition Agreement, (d) any change generally affecting any of the industries in which the Acquired Business or any of its subsidiaries operates, (e) the compliance by the Acquired Business with the terms of the Acquisition Agreement or the taking of any action at the request of the Borrower (to the extent such action is not materially adverse to the interests of the Initial Lenders or the Lead Arrangers) or any action required or contemplated by the Acquisition Agreement, (f) any natural disaster or weather conditions, including, without limitation, any earthquake, hurricane, tornado or drought, (g) any acts of terrorism or war or the outbreak or escalation of hostilities and (h) any failure of the Acquired Business and its subsidiaries, taken as a whole, to meet any projections or forecasts; provided that this clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in an Acquired Business Material Adverse Effect (to the extent such change or effect

Annex II-1

is not otherwise excluded from this definition of “Acquired Business Material Adverse Effect”); provided, however, that any change, effect, event or occurrence referred to in clauses (a), (b), (d), (f) or (g) above shall be taken into account in determining whether there has been or could be an “Acquired Business Material Adverse Effect” to the extent such change, effect, event or occurrence has a disproportionate effect on the Acquired Business and its subsidiaries compared to other participants in the industries in which the Acquired Business and its subsidiaries conduct business.

(iii) The Debt to Adjusted EBITDA Ratio (as defined in the 2015 Note Purchase Agreement) of the Borrower and its subsidiaries as of the latest fiscal quarter ended on or prior to the Closing Date, calculated on a pro forma basis after giving effect to the Transaction, shall not exceed 4.00 to 1.00.

(iv) The ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense (each as defined in the 2015 Note Purchase Agreement) of the Borrower and its subsidiaries for the four consecutive fiscal quarters most recently ended prior to the Closing Date, calculated on a pro forma basis after giving effect to the Transaction, shall not be less than 3.00 to 1.00.

(v) Receipt of all governmental, shareholder and third party consents and approvals necessary in connection with the Transaction and expiration of all applicable waiting periods (including, without limitation, the expiration or termination of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on any of the Companies or the Transaction or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable that in the judgment of the Lead Arrangers could have such effect.

(vi) The Refinancing shall have been, or shall concurrently with the funding of the Facilities be, consummated, and, after giving effect to the Transaction, the Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities, (b) indebtedness outstanding under the notes issued under the Note Purchase Agreements prior to the date hereof, (c) indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date that is permitted under the Note Purchase Agreements and (d) other indebtedness in limited amounts to be mutually agreed upon. The Administrative Agent shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid in connection with the Refinancing, the termination of any commitments under such indebtedness, the release of any guarantees of such indebtedness and the discharge of all liens and security interests securing such indebtedness other than liens permitted to remain outstanding under the Credit Documentation.

(vii) The Lead Arrangers and the Lenders shall have received: (A) audited consolidated balance sheets and related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows of each of the Borrower and the Acquired Business for the three most recently completed fiscal years ended at least 90 days before the Closing Date (the “Annual Financial Statements”), prepared in accordance with generally accepted accounting principles in the United States and accompanied by an unqualified report thereon by their respective independent registered public accountants; (B) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of each of the Borrower and the Acquired Business for each subsequent fiscal quarter ended at least 45 days before the Closing Date (the “Quarterly Financial Statements”), prepared in accordance with generally accepted accounting principles in the United States and (C) pro forma balance sheet and related statement of operations of the Borrower and its subsidiaries (including the

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Acquired Business) as of and for the twelve-month period ending with the latest quarterly period covered by any of the Quarterly Financial Statements (or, if later, the latest annual period covered by any of the Annual Financial Statements), in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”), which Pro Forma Financial Statements shall be in a form reasonably satisfactory to the Lead Arrangers.

(viii) The Lenders shall have received certification as to the solvency of the Borrower and its subsidiaries (after giving effect to the Transaction and the incurrence of indebtedness related thereto), on a consolidated basis, from the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Lead Arrangers.

(ix) The Lenders under each Facility shall have received customary opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for such Facility and non-contravention) and of appropriate local counsel and customary corporate resolutions, certificates and other closing documents as such Lenders shall reasonably require.

(x) All fees due to the Administrative Agents, the Lead Arrangers and the Lenders shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agents and the Lead Arrangers that have been invoiced at least one business day prior to the Closing Date shall have been paid, in each case, from the proceeds of the initial funding under the applicable Facilities.

(xi) The Lead Arrangers shall have been afforded a period of at least 30 consecutive days following the delivery of a completed Information Memorandum and ending immediately prior to the Closing Date to syndicate the Facilities; provided that (x) such 30 consecutive day period shall either end on or prior to August 21, 2015 or commence on or after September 7, 2015, (y) May 25, 2015 and July 3, 2015 shall not be included in such 30 consecutive day period (it being understood that such period shall not be required to restart as a result of the occurrence of either of such days) and (z) such 30 consecutive day period shall not end prior to June 16, 2015.

(xii) The Borrower shall have provided the documentation and other information to the Administrative Agents that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least five business days prior to the Closing Date.

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